Exhibit 10.11

amendment NO.1 to THE purchase AND SALE AGREEMENT

(the “Amending Agreement”)

THIS AMENDMENT NO.1 TO THE PURCHASE AND SALE AGREEMENT is made effective as of May 13, 2022

AMONG:

SIERRA BLANCA QUARRY LLC, a limited liability company existing under the law of the State of Texas, having an address at 2000 Skunk Canyon Road, P.O. Box 100, Sierra Blanca, Texas 79851

(the “Seller”)

AND:

TACTICAL RESOURCES CORP., a corporation incorporated under the laws of the Province of British Columbia having an address at Suite 2088, 1177 West Hastings Street, Vancouver, British Columbia, V6E 2K2

(the “Buyer”)

WHEREAS:

A. Pursuant to the terms of a purchase and sale agreement dated for reference July 30, 2021 among the parties hereto (the “Purchase Agreement”), the Buyer agreed to purchase Tailings from the Seller in such amounts to be selected by the Buyer in its sole discretion; and

B. The parties hereto have agreed to amend the Purchase Agreement as herein set out.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of other good and valuable consideration (the receipt whereof is hereby acknowledged), the parties hereto agree as follows:

Defined terms used herein have the same meanings as set out in the Purchase Agreement unless otherwise expressly stated in this Amending Agreement.

1. AMENDMENT TO THE Purchase AGREEMENT

The Purchase Agreement shall be amended as follows:

1.1 Recital (F) of the Purchase Agreement is deleted in its entirety and replaced with the following:

“(F) The Seller operates a ballast crushing plant located on the Surface Area (the “Plant”) for the recovery of rhyolite, granite and other similar igneous rock and in the course of such operations, the Seller generates waste that contains Rare Earth Elements and the Seller has a stockpile located on or about the Leased Premises that contain or will contain a minimum of 4 million tons of tailings (the “Main Crusher Tailings”);”

1.2 The following addition is made and included as a defined term in Section 1.1 of Schedule “B” of the Purchase Agreement:

“Maximum Tailing Amount” means 1,300,000 tons in Calendar Year 2022, 1,300,000 tons in Calendar Year 2023 and 1,300,000 tons in Calendar Year 2024.

1.3 The following addition is made and included as Section (g) of Schedule “E” of the Purchase Agreement:

“(f) The Seller represents to the Buyer that as of the Date of the Purchase Agreement, there comprises not less than 4 million tons of Tailings on, about or under the Leased Premises.”

1.4 Section 2.2 of the Purchase Agreement is deleted in its entirety and replaced with the following:

“2.2 Delivery Schedule

(a)	A maximum of 45 days after a commercial production decision and thereafter before November 30 of each Calendar Year of the Term, the Buyer shall advise the Seller (in writing) of the amount of Tailings that the Buyer is willing and entitled to purchase (the “Selected Tailings Amount”) for the remainder of the applicable Calendar Year or the upcoming Calendar Year, as the case may be, up to the Maximum Tailing Amount. The Buyer shall also have the option to purchase any and all additional tailings in excess of the Maximum Tailing Amount, as and when the same become available on the same terms and conditions as set forth in this Agreement, whereupon such additional tailings shall be considered to be “Tailings” for the purposes of this Agreement.

(b)	During the Term, the Seller shall have the right to sell up to 1,500,000 tons of Tailings to any Person it so chooses, it being understood and agreed, that it is the intent of the Parties that most of the Tailings from the Leased Premises shall be available for sale to the Buyer, should the Buyer so choose to purchase such Tailings.

(c)	After the date in Section 2.2(a) and within 20 Business Days, the Seller and the Buyer shall agree upon the delivery schedule for the Selected Tailings Amount (the “Delivery Schedule”) per quarter for the remainder of the applicable Calendar Year or the upcoming Calendar Year, as the case may be, and the Parties shall use their commercially reasonable efforts to adhere to such Delivery Schedule.

Notwithstanding the foregoing, the Buyer shall have the right to make changes to the Delivery Schedule, on the delivery of written notice to such effect to the Seller, so long as the Seller is not unduly prejudiced by the changes to be made.”

1.5 The following addition is made and included as Section 2.7 of the Purchase Agreement:

“2.7 Buyer’s Option

(a)	The Seller agrees to grant to the Buyer the option (the “Sublease Option”) to purchase an interest in any section, part or whole of the Leased Premises or Surface Area, to be determined by a survey of the Leased Premises or Surface Area satisfactory to the Seller in the their sole discretion, and conveying to the Buyer all the same rights held by the Seller pursuant to the Mining Lease, including all rights to and in respect of the Tailings (the “Mining Sublease”).

(b)	The purchase price of the Mining Sublease (the “Sublease Price”) is the fair market value of same, as to be determined by the negotiation of the Parties using their best commercial efforts upon the Buyer exercising the Sublease Option, failing which the Parties consent to having an arbitrator determine the Sublease Price on the same terms and conditions set out in Section 11.1 of the Purchase Agreement.

(c)	The Buyer may exercise the Sublease Option at any time up to and including the date which is 60 months from the date of the Purchase Agreement, by delivering a notice of intention to exercise the Sublease Option to the registered address of the Seller as stated in the Purchase Agreement.”

1.6 The following addition is made and included as Section 2.8 of the Purchase Agreement:

“2.8 Seller’s Rights

(a)	Notwithstanding any other term in this Purchase Agreement, nothing shall preclude the Seller from carrying on mining, exploration, processing and other such related activities in the ordinary course of business, including selling or agreeing to sell the Tailings located on the Leased Premises to a party other than the Buyer (a “Third Party Sale”), provided that the Seller shall not undertake or commit to any Third Party Sale where doing so could reasonably be expected to interfere with the Buyer’s right to acquire up to the Maximum Tailing Amount of the applicable Calendar Year or the upcoming Calendar Year, as the case may be.”

2. MISCELLANEOUS

2.1 Amending Agreement. This Amending Agreement constitutes an amendment to the Purchase Agreement and this Amending Agreement and the Purchase Agreement shall hereafter be read together and shall have effect as far as practicable as if all the provisions thereof and hereof were contained in the same instrument.

2.2 Applicable Law. This Amending Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties hereto agree that any legal action or proceedings against either of them with respect to this Amending Agreement may be brought in the courts of the Province of British Columbia and by execution and delivery of this Amending Agreement, the parties hereto hereby irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

2.3 Severability. If any one or more of the provisions or any part of a provision contained in this Amending Agreement should be invalid, illegal or unenforceable in any respect, such provision or part shall be severable from this Amending Agreement and the validity, legality and enforceability of the remaining provisions and the balance of any provision impugned in part contained herein shall not in any way be affected or impaired thereby.

2.4 Successors and Assigns. This Amending Agreement shall enure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

2.5 Included Words. Whenever the singular or the masculine is used herein, the same shall be deemed to include the plural or the feminine or the body politic or corporate, where the context or the parties so require.

2.6 Defined Terms. Unless otherwise defined herein or unless the context otherwise requires, defined words and terms used herein that are defined in the Purchase Agreement and not otherwise defined herein shall have the meaning ascribed to them in the Share Purchase Agreement.

2.7 Headings. The insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Amending Agreement.

2.8 Confirmation. The parties hereto confirm and ratify the Purchase Agreement and all provisions thereof, as amended hereby.

2.9 Conflicts. In the event there is any inconsistency or conflict between the provisions of this Amending Agreement and the provisions of the Share Purchase Agreement, the provisions of this Amending Agreement and the intent of the parties evidenced hereby shall prevail.

2.10 Prior Understandings. This Amending Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the amendments to the Purchase Agreement provided for herein.

2.11 Effective Date. The amendments to the Purchase Agreement set forth herein shall be and be deemed to be effective as of July 30, 2021 and not as the date first above written.

2.12 Counterparts. This Amending Agreement may be signed in as many counterparts as may be necessary, and may be signed by facsimile or other means of electronic communication producing a printed copy, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date first set above written.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date first above written.

SIERRA BLANCA QUARRY LLC

Per:
BECKY DEAN-WALKER
OWNER

TACTICAL RESOURCES CORP.

Per:
RANJEET SUNDTER
CEO